Exhibit 99.1

NEWS RELEASE

McDermott Announces Results of Annual Stockholders’ Meeting

HOUSTON – May 2, 2019 – McDermott International, Inc. (NYSE: MDR) announced today the results of its Annual Meeting of Stockholders held Thursday, May 2, 2019 in London, England.

Based on the voting results from the meeting, stockholders elected Forbes I.J. Alexander, Philippe C. Barril, John F. Bookout, III, David Dickson, L. Richard Flury, W. Craig Kissel, Gary P. Luquette, James H. Miller, William H. Schumann, III, Mary L. Shafer-Malicki and Marsha C. Williams to McDermott’s Board of Directors, each for a term extending until McDermott’s 2020 Annual Meeting of Stockholders.

In addition, stockholders approved, on an advisory basis, McDermott’s named executive officer compensation, approved the 2019 McDermott International, Inc. Long-Term Incentive Plan and ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

About McDermott

McDermott is a premier, fully integrated provider of technology, engineering and construction solutions to the energy industry. For more than a century, customers have trusted McDermott to design and build end-to-end infrastructure and technology solutions to transport and transform oil and gas into the products the world needs today. Our proprietary technologies, integrated expertise and comprehensive solutions deliver certainty, innovation and added value to energy projects around the world. Customers rely on McDermott to deliver certainty to the most complex projects, from concept to commissioning. It is called the “One McDermott Way.” Operating in over 54 countries, McDermott’s locally focused and globally integrated resources include approximately 32,000 employees and engineers, a diversified fleet of specialty marine construction vessels and fabrication facilities around the world. To learn more, visit www.mcdermott.com.

Contacts:

Investor Relations

Scott Lamb

Vice President, Investor Relations

+1 832 513 1068

Scott.Lamb@McDermott.com

Global Media Relations

Gentry Brann

Senior Vice President, Communications, Marketing and Administration

+1 281 870 5269

Gentry.Brann@McDermott.com